Exhibit 16.1

August 20, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:      Zero Gravity Solutions, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 20, 2018 of Zero Gravity Solutions, Inc.(the “Company”) and we agree with such statements, except that we are not in a position to agree or disagree with the information included under the heading  “Appointment of Independent Registered Public Accounting Firm”.

 /s/ Crowe LLP

Crowe LLP